EXHIBIT 10.1

Employment Renewal Term Sheet

November 20, 2014

Michael R. Donn, Sr.

Position: Chief Operating Officer, Ecosphere Technologies, Inc.

Term: 2 years beginning December 1, 2014

Reporting to: Dennis McGuire, Sr., CEO

Primary Duties:

• Oversee all corporate operations including facilities management

• Oversee manufacturing operations

• Contract review and coordination, document review including press releases, collateral or any company material of significant impact

• Security policy and implementation

• Risk management

• Labor relations

• Coordinate and implement with CEO and BOD goals and policies of the Company

Base Salary: $192,500 per annum

Equity compensation:

In recognition for Mr. Donn's many years of service to the company, he will be granted 2,591,438 non-qualified options at FMV on date of approval of this agreement by the Company's Board of Directors, with 25% vesting upon signing of term sheet and the remainder vesting semi-annually during term of Employment Renewal with cashless exercise rights granted.

Annual bonus:

The executive shall have a bonus package to be awarded by the Compensation Committee upon annual evaluation of the executive's performance.

Expenses: Company will reimburse executive for all reasonable travel, entertainment and miscellaneous expenses.

Vacation and PTO: 25 days per year

Benefits: Standard health and 401K participation benefits as provided to employees

Conditions: During the term of employment the Executive will devote substantially all of his productive time, ability and attention to the business of the Company.

/s/ Dennis McGuire	Dec. 1, 2014
Dennis McGuire, CEO	Date

/s/ Michael R. Donn, Sr.	Dec. 1, 2014
Michael R. Donn, Sr.	Date